EXHIBIT 10.1
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED BY ***. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
THIS AGREEMENT is made the 20th day of June, 2006
B E T W E E N
(1)	ARKONA INC a company incorporated in Delaware with its principal offices at 10757 South Riverfront Parkway, Suite 400, South Jordan, Utah 84095, USA (the “Company”); and

(2)	MCL GROUP LIMITED, Company Number 00430530, whose registered office is at 77 Mount Ephraim, Tunbridge Wells, Kent TN4 8BS, (the “Distributor”).
RECITALS
(A)	The Company is the proprietor of certain dealer management software known as “the Arkona Dealer Management Suite”.

(B)	The Company has agreed to appoint the Distributor as its exclusive distributor to distribute and sub-license such software and its associated documentation in the Territory (as hereinafter defined) on the terms and conditions hereinafter contained.

(C)	The Company and the Distributor have entered into this Agreement in the spirit of mutual collaboration and with the aim of furthering their joint interests.
NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement (the “Agreement”), unless the context otherwise requires, the following expressions have the following meanings:

	“Acceptance Date”	means the date of Formal Acceptance of the UK Core Software pursuant to Clause 9;

	“Affiliate”	in respect of any Party, means any subsidiary of that Party and each subsidiary thereof (the term ‘subsidiary’ having the meaning given in section 736 of the Companies Act 1985);

	“Business Day”	means a day other than a Saturday, Sunday or a public holiday in the United Kingdom or the United States;

“Confidential Information”	means this Agreement and all information obtained by one Party from the other pursuant to this Agreement, whether in writing, orally, or through observation, that (1) is expressly marked as confidential, or (2) is manifestly of a confidential nature, or (3) if orally presented, is identified as confidential at the time of disclosure and is confirmed in writing to be confidential within 7 days of its disclosure;

“Customer Relationship Management Product”	means an application being fully integrated with UK Core Software and including functions for customer contact information, dealership daily work plans and other activity scheduling, showroom sales-process management, realtime analysis of showrooms sales-process statistics, prospect analysis and database marketing;

“Distributor Software”	means any and all software developed by or on behalf of the Distributor which interfaces with the UK Core Software, but excludes (1) the UK Core Software, and (2) any software developed for the Distributor by the Company;

“End-User”	means a person who licences the use of the End-User Software from the Distributor pursuant to the terms of an End-User Agreement (and reference to “a person” means a company, partnership, body corporate or sole trader);

“End-User Agreement”	means a software licence and support agreement entered into by the Distributor or an Affiliate and an End-User and containing such terms as are required by Clause 10, and otherwise as the Distributor may in its sole discretion determine;

“End-User Software”	means the UK Core Software (or any portion thereof) and the Modifications, whether distributed alone or in combination with any Distributor Software;

“Escrow Agent”	means Escrow Tech International Inc. of C7 Data Center Building, 330 South 520 West Suite 230, Lindon UT 84042, United States of America;

“Escrow Agreement”	means an escrow agreement in the form detailed in Appendix A hereto;

“Formal Acceptance”	in relation to the UK Core Software or any Modifications, means formal acceptance of such software by the Distributor in accordance with Clause 9.4;

“Intellectual Property Rights”	means patents, patent applications, and patent rights; copyrights, copyright applications, and copyright registrations; trademarks, trademark applications, trademark registrations, and trademark rights; trade secrets; and all other intellectual property and proprietary information rights as may exist now or hereafter come into existence; all modifications, continuations, renewals, and extensions of any of the foregoing; and all claims, actions, causes of action, damages, costs, expenses, profits, penalties, recoveries, and remedies relating to any past, present, or future infringement of any of the foregoing; arising under the laws of England, the laws of the United States, or the laws of any other country, state, or jurisdiction in the world;

“Licence Fees Revenue”	means with regard to an End-User the software licence fees, excluding value added taxes, received by the Distributor from that End-User under the terms of its End-User Agreement;

“Location”	means the head office of the Distributor from time to time which, as of the date of this Agreement, is at 77 Mount Ephraim, Tunbridge Wells, Kent TN4 8BS;

“Maintenance Release”	means a release of the Software by the Company which corrects faults, adds functionality, or otherwise amends or upgrades the Software, but which does not constitute a New Version;

“Maintenance Services”	means the maintenance services to be provided by the Company pursuant to the terms of the Service Level Agreement;

“Mark”	means the ARKONA trade mark, which is registered in the USA as registration no.2,301,459;

“Mark Usage Requirements”	means those requirements for the manner in which the Mark may be used as detailed in Appendix E hereto;

“Modification”	means any addition to, modification of, or deletion from the substance or structure of: (1) any Software or other Software Materials, (2) any prior Modifications, or (3) any Source Materials for any of the foregoing. When any of the foregoing are provided as a series of files, a “Modification” is: (a) any addition to, modification of, or deletion from the contents of a file containing any Software or other Software Materials, any prior Modifications, or any Source Materials for any of the foregoing, or (b) any new file containing any Software or other Software Materials, any prior Modifications, or any Source Materials for any of the foregoing;

“New Version”	means any new version of the Software which from time to time is publicly marketed and offered for license by the Company in the course of its normal business, being a version which contains such significant differences from the previous versions as to be generally accepted in the marketplace as constituting a new product;

“Parties”	means each of the Company and the Distributor and “Party” shall mean either of them as the context may require;

“Product Description”	means the product description as modified, enhanced or altered by the Company from time to time of the Software describing the facilities and functions thereof as supplied to the Distributor by the Company from time to time in connection with the UK Core Software;

“Release”	means any Maintenance Release or New Version;

“Restricted Territories”	means South Africa, Australia, France, Germany, Italy, Spain, Belgium, The Netherlands, Greece, Luxembourg, Portugal, Sweden, Switzerland and Norway and “Restricted Territory” shall mean any of such countries;

“Quarter Day”	means each of 31 March, 30 June, 30 September and 31 December in each Year during the continuance of this Agreement;

“Quarterly Period”	means the period during the continuance of this Agreement and commencing on the Acceptance

Date and ending on the next occurring Quarter Day and each successive period commencing on the day immediately following the end of the previous Quarterly Period and ending on the next Quarter Day;

“Revenue Share Fee”	means a payment calculated in accordance with Appendix C, and “Revenue Share Fees” shall be construed accordingly;

“Services”	means the services to be performed by the Company pursuant to the terms of this Agreement including the provision of the Maintenance Services;

“Service Level Agreement”	means the service level agreement in the form attached to this Agreement at Appendix D;

“Software”	means the Arkona Dealer Management Suite software and all modifications, enhancements, versions and replacements thereof and additions thereto, but excluding any Distributor Software;

“Software Documentation”	means the operating manuals and other literature (including any and all marketing material), in an editable format, provided by the Company to the Distributor from time to time for use by End-Users in conjunction with the UK Core Software;

“Software Materials”	means the UK Core Software and any Modifications, the Product Description, and the Software Documentation;

“Source Materials”	means any and all logic, logic diagrams, flowcharts, orthographic representations, algorithms, routines, sub-routines, utilities, modules, file structures, coding sheets, coding, source codes listings, functional specifications, program specifications and all other materials and documents necessary to enable a reasonably skilled programmer to maintain, amend and enhance the software in question without reference to any other person or documentation and whether in eye-readable or machine-readable form;

“Specification”	means the specification for each of the Software and the UK Core Software, each as scheduled at Appendix B;

“Territory”	means the United Kingdom of Great Britain and Northern Ireland;

“Test Version”	in respect of the UK Core Software or any Modifications, the test version of such software to be delivered by the Company to the Distributor pursuant to the terms of Clause 9.2;

“Test Date”	has the meaning set out in Clause 9.7;

“UK Core Software”	means the Software as adapted by the Company for the Distributor in accordance with Clause 8.1 and made available to the Distributor pursuant to this Agreement but excluding any Distributor Software;

“UK Core Software Test Date”	has the meaning set out in Clause 9.5;

“US$ Equivalent”	means the amount in US dollars of the relevant payment, as calculated at the spot rate (immediate delivery price) published in the Financial Times (as produced in London by The Financial Times Limited) and as determined on the date being the Business Day immediately proceeding the date on which such payment is made or should have been made in accordance with the terms of this Agreement;

“Year”	means any period of 12 months commencing on the date hereof or any anniversary of the date hereto.

1.2	The Recitals form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Recitals.

1.3	The headings in this Agreement do not affect its interpretation. Save where the context otherwise requires, references to clauses are to clauses of this Agreement.

1.4	In this Agreement, unless the context otherwise requires:

1.4.1	words and expressions which are defined in the Companies Act 1985 have the same meanings as are given to them in the Companies Act 1985, unless such words and expressions are expressly defined otherwise in this Agreement;

1.4.2	references to the Company and the Distributor include their permitted successors and assigns;

1.4.3	references to statutory provisions include those statutory provisions as amended or re-enacted;

1.4.4	references to any gender include all genders; and

1.4.5	words in the singular include the plural and in the plural include the singular.

2.	APPOINTMENT

2.1	Subject to the terms, conditions, and limitations of this Agreement, the Company hereby appoints the Distributor, and the Distributor hereby agrees to act as, the sole and exclusive distributor of the Company to market, distribute, license, sub-license, support and maintain the Software Materials in the Territory.

2.2	The Company shall not (and shall procure that none of its Affiliates shall) at any time during the continuance of this Agreement either directly or indirectly including without limitation through any agents distributors partners representatives or any third parties license, sub-license, market, distribute or directly support any part of the Software Materials or the Software anywhere in the Territory. Nothing in this Clause shall prevent the Company from fulfilling unsolicited orders received by the Company from any person in the Territory or in relation to the supply of Software to another EU country.

3.	LICENCES

3.1	In consideration for the payment of the fees referred to in Clause 7.1, the Company hereby with effect from the date of this Agreement grants to the Distributor an exclusive licence:-

3.1.1	for the duration of this Agreement, to use the Software Materials in accordance with the provisions of this Agreement;

3.1.2	for the duration of this Agreement, to use the Source Materials and the Software for the purposes of developing Distributor Software (and for the avoidance of doubt the licence granted by this Clause 3.1.2 shall allow the Distributor read-only access to the source code of the Software);

3.1.3	for the duration of this Agreement, to grant to any End-User within the Territory a sub-licence to use the UK Core Software in object code only and to distribute copies of the Software Documentation to End-Users for use pursuant to such sub-licences; and

3.1.4	for the duration of this Agreement to modify any Software Documentation solely to the extent reasonably necessary to tailor the Software Documentation to the Distributor’s market in the Territory, provided that Company gives its prior written approval (which shall not be unreasonably withheld, conditioned or delayed) of any and all such modifications before Distributor provides them to any third party.

3.2	For the purposes of Clause 3.1 above “use” shall include any act which is reasonably incidental to such use, including (without limitation) the maintenance of a reasonable number of back-up or test copies of the UK Core Software and the copying of any manuals or documents relating to the use of the Software, provided that any and all copyright notices and other proprietary rights notices are reproduced on each copy.

3.3	The Distributor agrees that it shall not, and shall not permit any other party to, reverse engineer, decompile, disassemble, adapt, or modify any of the Software Materials, except as specifically permitted by this Agreement or by applicable law but then only if and to the extent that the Distributor first (i) notifies the Company of Distributor’s requirements regarding interoperability or functional compatibility before engaging in any of the enumerated actions, and (ii) gives the Company the opportunity to provide the Distributor with the information necessary to achieve such interoperability or compatibility.

3.4	In consideration for the payment of the fees referred to in Clause 7.1, the Company hereby grants the Distributor an exclusive licence to use the Mark in the Territory in the promotion, distribution, and sub-licensing of the UK Core Software, whether alone or in conjunction with the Distributor’s own trademarks or logos.

3.5	The Distributor acknowledges and agrees that any and all uses of the Mark pursuant to this Agreement and all goodwill and benefit arising from such use shall inure to the Company’s sole and exclusive benefit, and the Distributor hereby assigns all such goodwill to the Company to hold absolutely. Whenever it uses the Mark, the Distributor shall comply in all material respects with the Mark Usage Requirements.

3.6	The Parties agree to operate with regard to the Escrow Agreement as follows:

3.6.1	the Company and the Distributor mutually undertake to execute the Escrow Agreement promptly following execution of this Agreement. The Company undertakes to procure that the Escrow Agent executes the Escrow Agreement within three weeks of the date of this Agreement (as to which time shall be of the essence), and the Company will procure that a certified copy of the Escrow Agreement as executed by the Company, Distributor and the Escrow Agent will be provided to the Distributor as soon as reasonably practicable after the execution by the Escrow Agent of the Escrow Agreement;

3.6.2	the Company and the Distributor mutually undertake to abide by the terms of the Escrow Agreement; and

3.6.3	upon the release by the Escrow Agent of the source code of the Software to the Distributor in accordance with the Escrow Agreement:

(i) the Distributor shall cease paying any Revenue Share Fees to the Company; and

(ii) the Distributor will pay the Company quarterly from the date of such release for the duration of this Agreement (each such quarter an “Escrow Quarter”) a sum (the “Escrow Royalty”). The Escrow Royalty shall be the US$ Equivalent of [***]% of the total Licence Fees Revenue received by the Distributor in the Escrow Quarter to which the Escrow Royalty relates provided that where over four consecutive Escrow Quarters (such four Escrow Quarters, an “Escrow Year”) the total Escrow Royalties payable for such Escrow Year exceed £[***], the Escrow Royalties payable for that Escrow Year shall be the US$ Equivalent of £[***].

4.	ENHANCEMENTS

4.1	For the duration of this Agreement the Company shall:-

4.1.1	keep the Distributor informed as soon as reasonably practicable of any planned or actual technical or business developments, whether of the Company or of any relevant third party, that may in the reasonable opinion of the Company be likely to affect the UK Core Software;

4.1.2	inform the Distributor as soon as reasonably practicable of any planned or completed Releases;

4.1.3	make available to the Distributor, subject to the terms, conditions, and limitations of this Agreement, any Releases, by not later than 2 months following the date that the Company makes such Releases available to any of its US distributors or licensees of the Software;

4.1.4	offer to the Distributor the opportunity to examine:-

(i) any Releases; and

(ii) any tests or results of tests of such Releases that the Company may carry out, or may have carried out, which tests and test results shall be considered Confidential Information of the Company;

4.1.5	at the Distributor’s request supply to Distributor any Releases made available to Distributor pursuant to Clause 4.1.2, together with the Source Materials for such Releases and updated Software Documentation for the UK Core Software as upgraded or altered by such Release. For the avoidance of doubt, in the event that the Distributor decides to acquire and install any Release supplied in accordance with this Clause 4.1.5, the Distributor shall have read-only access to the source code of that Release for the purpose of developing or further developing any Distributor Software).

4.2	If the Company makes a Release available to the Distributor, and the Distributor decides not to acquire and install such Release, then such decision shall not give rise to any right to terminate this Agreement, nor shall it result in any adverse effect on the performance of the Company’s obligations under this Agreement, unless Company demonstrates that the failure to install the Release materially adversely affects the performance of, or the Company’s ability to support, the Software Materials.

4.3	All Releases shall, at the option of the Distributor, be subject to the Acceptance Tests detailed at Clause 9. Upon Formal Acceptance, such Releases shall be subject to the provisions of this Agreement and (together with any Releases supplied and installed by the Distributor but not subjected to the Acceptance Tests detailed at Clause 9) shall benefit from the Maintenance Services.

4.4	The Company shall supply all Releases to the Distributor without additional charge and the consideration for the supply of such Releases shall form part of the fees payable by the Distributor to the Company pursuant to the terms of Clause 7.2.

5.	MAINTENANCE SERVICES

5.1	In consideration of the payments referred to in Clause 7.2, the Company shall provide the Maintenance Services from the Acceptance Date in accordance with the provisions set out in Service Level Agreement for the term of this Agreement. Notwithstanding anything else in this Clause 5 or this Agreement to the contrary, however, the Company shall only be required to provide Maintenance Services to the Distributor with respect to the two most recent Releases or versions of the Software Materials (and for the avoidance of doubt no Release or version of the Software Materials shall be deemed a recent Release or version of the Software Materials unless that Release or version has passed the Acceptance Tests detailed at Clause 9).

5.2	In the event of a default, problem or error in the UK Core Software:-

5.2.1	all requests from the Distributor for the provision of Maintenance Services shall be made in accordance with the Service Level Agreement; and

5.2.2	the Company shall perform such Maintenance Services in accordance with the response requirements set out in the Service Level Agreement.

5.3	For the purposes of correcting any default, problem or error in the UK Core Software, the Distributor acknowledges that the Company shall have the right to access the UK Core Software remotely and will provide such reasonable assistance as the Company shall from time to time require in connection with such access, subject to the Company adhering to the security and access arrangements of the Distributor as notified to the Company in advance and from time to time. Any and all corrections to the Software Materials will be made in general Maintenance Releases.

5.4	The Company shall not be responsible for correcting problems or errors in the UK Core Software resulting from any Distributor Software.

5.5	Unless otherwise agreed, any documentation, reports, studies, data, diagrams, materials, software or computer programmes made available to the Distributor as part of the Maintenance Services will be provided within the charges detailed at Clause 7.2, and the Company shall not be entitled to any additional fee, royalty or other payment for making such materials available to the Distributor.

5.6	The Company warrants, represents, and undertakes to the Distributor that, in performing the Maintenance Services, all adjustments, adaptations, customisation, provision of Releases, or other such Modifications by the Company which take place after the initial installation shall become non-separable parts of the UK Core Software and shall thus entitle the Distributor to the same level of support and other services as are applicable to the previously installed parts of the UK Core Software.

6.	DURATION

6.1	This Agreement shall commence and take effect on the date first stated above and shall continue thereafter until terminated in accordance with the provisions of this Agreement.

6.2	This Agreement may be terminated:-

6.2.1	by the Company by the giving of not less than 12 months notice in writing to the Distributor provided that such notice may only be given on or after the fourth anniversary of the Acceptance Date;

6.2.2	by the Distributor by the giving of not less than 12 months notice in writing to the Company provided that such notice may only be given on or after the second anniversary of the Acceptance Date;

6.2.3	by either Party in accordance with the provisions of Clause 20.

6.3	Save as expressly provided in this Clause 6, neither Party shall have the right to terminate this Agreement at anytime.

6.4	The Parties shall meet to review the operation of the Agreement, such meetings to occur at least twice in each Year (or as the Parties may otherwise agree). The designation of the locations of the meetings shall alternate between the Parties (acting reasonably), the location of the first meeting to be determined by the Distributor. Each Party shall be responsible for all travel and accommodation costs of its own staff or representatives attending such meetings.

6.5	For the term of this Agreement and for a period of one (1) year thereafter, Distributor shall not either directly or indirectly, including without limitation through any Affiliates, agents, distributors, partners or any third parties, license, sub-license, market, distribute, sale or contract to support any software products competitive with the Software PROVIDED THAT the restriction in this Clause 6.5 shall not apply to any holding company of the Distributor or any subsidiary of such holding company (excepting the Distributor itself) and shall in no way prevent the Distributor acting solely as a licensee of any such software product. This provision is intended to restrict the Distributor only to the extent necessary to protect the Company’s legitimate interests, and the Distributor agrees that its terms are reasonable. If a court of competent jurisdiction concludes that any provision of this Clause is too restrictive, such provision will remain valid and enforceable to the fullest extent determined to be reasonable.

7.	PAYMENTS

7.1	In consideration of the licence of the Software Materials and the Mark and of all other rights and interests granted to the Distributor under or pursuant to the terms of this Agreement, the Distributor will make payment to the Company in accordance with Appendix C.

7.2	The payments referred to in Clause 7.1 shall be paid by bank transfer to such bank account as the Company may notify in writing to the Distributor, such notification to be given by the Company to the Distributor at least three days prior to the due date of payment referred to in Clause 7.1.

7.3	The payments referred to in Clause 7.1 shall be the amount payable to the Company, net of all taxes levied by any United Kingdom taxing authority, of whatsoever nature, including but not limited to Value Added Tax (VAT).

7.4	The Parties agree that the payments referred to in Clause 7.1 (or, if applicable, any Escrow Royalty payable in accordance with Clause 3.6.3) constitute all of the payments due to the Company in respect of all of the rights and licenses granted to the Distributor under this Agreement. Without prejudice to the foregoing, the Company agrees that no royalties, commissions, or similar payments shall be due or payable by the Distributor to the Company, whether by reference to the fees and payments which the Distributor receives from licensees or otherwise.

7.5	The Distributor shall be free to fix its own licence fees and annual support charges with licensees in respect of each End-User Agreement and any additional delivery, implementation and training fees.

7.6	If the Distributor fails to make any payment to the Company under this Agreement on the due date then, without prejudice to any other right or remedy available to the Company, the Company shall be entitled to receive from the Distributor interest on the amount outstanding on a daily basis at the rate of [***] per cent ([***]%) per annum above the base rate of Barclays Bank plc from time to time in force, such interest to be calculated from the date or last date for payment thereof to the date of actual payment (both dates inclusive). The provisions of this Clause 7.6 shall not apply to the payment to be made by the Distributor in accordance with Clause 7.1 to the extent that the Company fails to notify the Distributor of bank account payment details in accordance with Clause 7.2.

7.7	The Distributor shall furnish to the Company, at the same time the Distributor makes payment of Revenue Share Fees, a full and complete statement, duly certified by an officer of the Distributor to be true and accurate, showing the number of End-User

Agreements entered into during the Quarter Period at issue, the gross license fees for each End-User Agreement (including details of the number of concurrent users referred to in each such agreement), any value added tax applicable to each End User Agreement, the Revenue Share Fee payable to the Company for each End User Agreement, and the total Revenue Share Fees payable to the Company on all End User Agreements for that period.

8.	CUSTOMISED VERSION

8.1	The Company agrees that it shall at its sole cost and expense as soon as reasonably practicable and at any rate not later than 8 months after the date of execution of this Agreement:-

8.1.1	convert the Software to meet the requirements of the Specification set forth in Appendix B; and

8.1.2	provide Software Documentation in a form reasonably acceptable to the Distributor (acting in good faith and without delay).

8.2	As part of the works referred to in Clause 8.1 the Company shall integrate the Customer Relationship Management Product into the UK Core Software.

8.3	The Distributor may at its own cost and expense develop Distributor Software to interface with the UK Core Software including, but without limitation, such that the UK Core Software contains the following:-

	(a)	Postal Address Files

	(b)	BACS Files

	(c)	CAP Files

	(d)	Links with vehicle manufacturers marketing in the UK

	(e)	such other files as the Distributor may from time to time reasonably consider to be necessary.

8.4	All right, title, and interest, including (without limitation) Intellectual Property Rights, in and to any Distributor Software shall vest in and be the absolute property of the Distributor. All right, title, and interest, including (without limitation) Intellectual Property Rights, in and to any Modifications shall vest in and be the absolute property of the Company.

9.	ACCEPTANCE TESTS

9.1	The Company and the Distributor shall use all reasonable endeavours and act in good faith to agree to changes to the Specification as soon as reasonably practicable after the date of this Agreement. As part of this obligation, at the Distributor’s request and

(in the case of any travel and accommodation costs reasonably and properly incurred) expense, the Company shall as soon as reasonably practicable after the date of this Agreement send personnel to the UK to meet and discuss with the Distributor the modifications required to be made to the Software in order to create the Test Version of the UK Core Software (any and all such changes, the “UK Core Software Changes”). Each such modification shall require the Distributor’s prior consent (such consent not to be unreasonably withheld or delayed). Any changes made to the Specification (other than any UK Core Software Change) may result in additional charges to the Distributor. The Distributor acknowledges that the payment schedule set forth in Appendix C is based on the current Specification only, as the same shall include the specification for the UK Core Software created in the development of the UK Core Software Changes in accordance with this Clause 9.1.

9.2	Following the making of any changes to the Specification in accordance with Clause 9.1, the Company shall proceed to develop the Test Version of, and the Software Documentation for, the UK Core Software which the Company is to deliver to the Distributor.

9.3	The Distributor shall install the relevant Test Version at the Location in order for the acceptance testing to be carried out to determine that the Test Version conforms with the Specification or, in the case of a Release, that the Release performs the function it is designed to do and that the UK Core Software as modified or replaced by such Release conforms with the Specification.

9.4	The Company will carry out the acceptance of testing upon the Test Version installed at the Location pursuant to Clause 9.3. When such testing establishes that the UK Core Software complies with the Specification, the Distributor will within 5 days confirm this in writing to the Company and the relevant software will thereupon achieve Formal Acceptance.

9.5	If the Test Version of the UK Core Software fails to achieve Formal Acceptance by 31st January 2007 (or such later date as the Parties may agree) (the “UK Core Software Test Date”), the Distributor shall have the right to either:

	(a)	require the Company to use reasonable endeavours to carry out (at its own expense) such remedial work as is necessary for the Test Version of the UK Core Software to achieve Formal Acceptance and to resubmit the Test Version of the UK Core Software for testing when it has done so; or

	(b)	terminate this Agreement and recover all sums previously paid to the Company forthwith on demand.

9.6	If the Distributor chooses to require the Company to carry out further work in accordance with Clause 9.5(a), it may stipulate a reasonable period (not exceeding 21 Business Days) after the UK Core Software Test Date within which the Test Version of the UK Core Software must achieve Formal Acceptance. If the Test Version of the UK Core Software fails to achieve Formal Acceptance within such period, the

Distributor shall be entitled to exercise either of its rights in Clauses 9.5(a) or (b) and if the Distributor chooses to require the Company to carry out further work in accordance with Clause 9.5(a), it may stipulate a further period (not exceeding 21 Business Days) thereafter within which the Test Version of the UK Core Software must achieve Formal Acceptance. If the Test Version of the UK Core Software again fails to achieve Formal Acceptance within such period, the Distributor shall be entitled to continue exercise either of its rights under Clauses 9.5(a) or (b) and this Clause 9.6 until the Test Version of the UK Core Software achieves formal acceptance or this Agreement is terminated.

9.7	If the Test Version of a Release fails to achieve Formal Acceptance within 3 months of the date of delivery to the Distributor of such test version (or such later date as the Parties may agree) (the “Test Date”), the Distributor shall have the right to either:

	(a)	require the Company to use best endeavours to carry out (at its own expense) such remedial work as is necessary for relevant Test Version to achieve Formal Acceptance and to resubmit the relevant Test Version for testing when it has done so; or

	(b)	terminate this Agreement and to recover all sums previously paid to the Company forthwith on demand.

9.8	If the Distributor chooses to require the Company to carry out further work in accordance with Clause 9.7(a), it may stipulate a reasonable period (not exceeding 21 Business Days) after the Test Date within which the relevant Test Version must achieve Formal Acceptance. If the relevant Test Version fails to achieve Formal Acceptance within such period, the Distributor shall be entitled to exercise either of its rights in Clauses 9.7(a) or (b) and if the Distributor chooses to require the Company to carry out further work in accordance with Clause 9.7(a) it may stipulate a further period (not exceeding 21 Business Days) thereafter within which the relevant Test Version must achieve Formal Acceptance. If the relevant Test Version again fails to achieve Formal Acceptance within such period, the Distributor shall be entitled to continue to exercise either of its rights under Clauses 9.7(a) or (b) and this Clause 9.8 until the relevant Test Version achieves formal acceptance or this Agreement is terminated.

9.9	Within thirty (30) days after Formal Acceptance of the UK Core Software and of any subsequent Releases, the Company shall provide the Distributor with one copy of the Source Materials relating to the software in respect of which such Formal Acceptance relates which shall be held by the Distributor at the Location.

9.10	The Distributor shall use the Source Materials relating to the UK Core Software solely for the purposes of:

(a) providing the support services to End-Users;

(b)	analysis to determine the correct interfaces between any other programs supplied by the Distributor and the UK Core Software; and

(c)	in accordance with the provisions of Clause 3;

and shall only make such number of copies as is reasonably necessary for those purposes.

10.	END-USER AGREEMENTS

10.1	The Distributor shall make the Software Materials only available to third parties who have signed an End-User Agreement with the Distributor.

10.2	The Distributor shall not solicit End-Users in any territory other than the Territory.

10.3	The Distributor shall ensure that each End-User Agreement contains the following provisions (each of which may, in respect of any End-User Agreement, only be varied with the Company’s prior request):-

10.3.1	the End-User shall be granted a personal, non exclusive, non transferable, licence to access and to use the End-User Software solely for the End-User’s internal use and solely at the End-User’s premises through an application service provider and not otherwise;

10.3.2	the End-User acknowledges that (a) the End-User Software and any Software Documentation, any copies thereof, and any media on which they are provided are licensed to the End-User, not sold: (b) it obtains no ownership of the End-User Software or Software Documentation, any copies thereof, or any media on which they are provided; (c) it does not have any rights to any Source Materials; (d) it has no Intellectual Property Rights in the End-User Software or in any Software Documentation supplied to the End-User and that all such Intellectual Property Rights shall remain the property of the Distributor or its licensors, and (e) it has no rights in or to the End-User Software or the Software Documentation, any copies thereof, or any media on which they are provided, other than its rights as a licensee to use them in accordance with the terms of the End-User Agreement;

10.3.3	the End-User shall have no right to copy, sell, assign, sub-licence, rent, loan or otherwise transfer the End-User Software or Software Documentation to any other person;

10.3.4	the End-User acknowledges that, in addition to material and elements that are protected by copyright law, the End-User Software embodies or contains confidential and commercially valuable information and trade secrets that are proprietary to Distributor and its licensors and protected by law (“Proprietary Information”), which may include (without limitation) computer code, program architecture, program flow information, design definitions, design specifications, data structures, data compilations, techniques, interfaces, calculations, symbologies, formulas, algorithms, and other features of the End-User Software, and the End-User shall have no right (and shall not permit any third party) to adapt, reverse engineer, decompile, disassemble, modify or make error corrections to the End-User Software or make derivative works based upon the End-User Software;

10.3.5	the End-User agrees to use all reasonable endeavours to protect the End-User Software and the Proprietary Information it contains from unauthorised access, use, copying, and disclosure;

10.3.6	the End-User agrees to provide prompt written notice to the Distributor of any unauthorised use, copying, or disclosure of the End-User Software;

10.3.7	the End-User Software is not designed, manufactured, or intended for use in environments requiring fail-safe performance;

10.3.8	the Distributor makes no warranty in regard of the Software or the UK Core Software except as expressly set forth in Appendix F to this Agreement. To the maximum extent permitted by law, and except for the warranties expressly set forth in Appendix F to this Agreement, the Distributor disclaims in the End-User Agreement any and all other warranties and conditions relating to the Software or Core Software, whether express, implied or statutory, including but not limited to implied warranties (if any) of merchantability, fitness for a particular purpose and satisfactory quality;

10.3.9	the Distributor will limit its liability in accordance with Appendix F to this Agreement; and

10.3.10	the Distributor shall have the right on notice to the End-User to novate, assign or otherwise transfer any of its rights or obligations under the End-User Agreement to such third party as it sees fit including, but without limitation, the Company.

11.	TRAINING

11.1	Following execution of the Agreement and upon dates to be agreed by the Parties (using reasonable endeavours and acting in good faith), the Company recommends and agrees to provide:

11.1.1	up to 160 hours of training on the Software for each nominated employee or agent of the Distributor, up to a maximum group of three (3). Training shall be at the Company’s location in Utah and shall consist of end user installation and support training. The training shall be tailored to the reasonable needs of the Distributor and shall include classroom instruction, taking actual support calls from end users, and participation in actual installations of the Software at end user locations; and

11.1.2	up to 40 hours of ongoing end user support training for each nominated employee or agent of the Distributor, up to a maximum group of three (3), at the Company’s Utah location during each calendar quarter following Formal Acceptance. Such training shall be tailored to the reasonable needs of the Distributor and shall include training on enhancements and modifications made to the Software;

11.1.3	further training, upon the Distributor’s reasonable request and beyond the scope of the training referred to in Clauses 11.1.1 and 11.1.2 above, to allow individual members of the Distributor’s staff to have practical experience of sales and customer implementations.

11.2	The training covered by Clauses 11.1.1 and 11.1.2 shall be at no charge to Distributor. However, the Distributor shall be responsible for all related living and travel expenses for its employees or agents to participate in the training.

11.3	It is recommended by the Company, but not required, that the Distributor employ a software engineer to reside at the Company’s location to facilitate better communication with the Company’s software engineers and the timely development of enhancements to the UK Core Software. The Company will make suitable workspace available to such software engineer at no charge. The Distributor shall be responsible for all other requirements and expenses associated with any such software engineer, including (without limitation) wages or salary, benefits, payroll taxes, travel costs, living expenses, and office furnishings and equipment.

12.	DISTRIBUTOR’S OBLIGATIONS

12.1	The Distributor shall:

12.1.1	not by itself or with others participate in any illegal, deceptive, misleading or unethical practices including, but not limited to, disparagement of the Software or the Company or other practices which may be detrimental to the Software, the Company or the public interest;

12.1.2	except as expressly set forth in Appendix F to this Agreement, not make any promises or representations or give any warranties, guarantees or indemnities in respect of the Software Materials on behalf of the Company;

12.1.3	use the Mark only in connection with the UK Core Software and not use the Mark, or any confusingly similar name or mark, in connection with any other products or services or as part of the corporate or any trade name of the Distributor;

12.1.4	follow the Mark Usage Requirements;

12.1.5	use reasonable endeavours to ensure that any Distributor Software distributed with the UK Core Software is of high quality and properly performs its intended and stated functions and that the services the Distributor provides in connection with the UK Core Software are performed in a competent and professional manner in accordance with software industry standards;

12.1.6	use reasonable endeavours to cooperate with the Company in facilitating its control and monitoring of the quality of the Software offered under the Mark;

12.1.7	at the Company’s request, provide all reasonable assistance to the Company to register the Mark, at the Company’s expense, in the Territory;

12.1.8	not alter, obscure, remove, interfere with, or add to any of the trade marks, trade names, markings, or copyright or other proprietary rights notices affixed to or contained in the Software Materials delivered to the Distributor;

12.1.9	permit the Company and its authorised agents upon reasonable prior written notice to enter any of the Distributor’s premises during the Distributor’s normal business hours for the purpose of ascertaining that the Distributor is complying with its obligations under this Agreement (and so that the Distributor hereby irrevocably licenses the Company, its employees and agents to enter any such premises for such purpose);

12.1.10	not knowingly take any action or permit any other person to take any action which infringes any of the Company’s Intellectual Property Rights in any of the Software Materials or in the Mark;

12.1.11	for the duration of this Agreement and for three (3) years thereafter but solely for the purpose of allowing the Company to take reasonable steps to verify the amount of the Revenue Share Fee, (a) keep reasonably complete and accurate books of account and copies of all documents and other material relating to this Agreement at its principal office; (b) allow the Company, by its duly authorised agents and representatives, on reasonable prior notice, to audit such books, documents, and other material, during the Distributor’s ordinary business hours, and to make reasonable copies of such books, documents, and other material; (c) at the Company’s reasonable request, provide an authorised employee to assist in the examination of Distributor’s records; and (d) if any audit of the Distributor’s books and records reveals that the Distributor has failed properly to account for and pay Revenue Share Fees owing to the Company, and the amount of Revenue Share Fees that the Distributor has failed properly to account for and pay for any Quarterly Period exceeds, by five percent (5%) or more, the Revenue Share Fees actually accounted for and paid to the Company for such period, the Distributor shall, in addition to paying the Company such past due Revenue Share Fees, with interest as provided in clause 7.6, reimburse the Company for the reasonable professional fees and direct out-of-pocket expenses actually and properly incurred in conducting such audit.

13.	COMPANY’S OBLIGATIONS

13.1	For the duration of this Agreement, the Company shall:-

13.1.1	use reasonable endeavours to provide the Distributor with such marketing and technical assistance as is reasonably necessary and as mutually agreed to assist the Distributor with the promotion of the UK Core Software;

13.1.2	endeavour to answer as soon as reasonably possible all technical queries raised by the Distributor concerning the use or application of the UK Core Software;

13.1.3	provide the Distributor with an electronic copy of any promotional literature relating to the Software which the Company may produce from time to time;

13.1.4	promptly maintain and update the Software Documentation to take into account any modifications made to the Software by Releases and inform the Distributor of all such changes so that the Distributor can make corresponding amendments to the Software Documentation in respect of the UK Core Software;

13.1.5	without prejudice to the provisions of Clause 6.2.1 (whereby the Company must give not less than 12 months notice in writing, such notice in any case only to be given on or after the fourth anniversary of the Acceptance Date), give the Distributor reasonable advance written notice of any material changes in or modifications of the Software or of the Company’s intention to discontinue licensing or sub-licensing the Software in the Territory; and

13.1.6	provide the Distributor with all information and assistance reasonably necessary to enable the Distributor properly to perform its obligations hereunder in respect of any modified, enhanced or replacement version of or addition to the Software.

14.	WARRANTIES AND INDEMNITIES

14.1	The Company warrants, represents and undertakes to the Distributor that:

14.1.1	it has all necessary skill, care and expertise required to provide the UK Core Software and the Services on the terms set out herein;

14.1.2	the Company will make available suitably qualified staff in the quantities and of seniority levels reasonably required, to perform the Services in accordance with the terms of this Agreement;

14.1.3	the Company has obtained and will obtain and maintain in the future consents from any third parties which are reasonably required for performance of its obligations under this Agreement;

14.1.4	the Services will be provided in a professional manner in accordance with software industry standards; and

14.1.5	the Company is a corporation duly organised, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to conduct its business as such business is now being conducted and to enter into this Agreement;

14.1.6	that the Company is the owner of U.S. Registration No. 2,301,459 for the Mark;

14.2	Further the Company warrants, represents and undertakes to the Distributor that:

14.2.1	with effect from the Acceptance Date the UK Core Software will function in accordance with the Specification when installed and used in accordance with the Software Documentation;

14.2.2	any Release will function as it is designed to do and that the UK Core Software as modified or replaced by such Release will conform with the Specification when installed and used in accordance with the Software Documentation;

14.2.3	so far as the Company is aware, having taken all reasonable precautions, the UK Core Software and any and all Releases and any media on which such software is delivered are, as delivered to Distributor, free from all viruses and other malware, including but not limited to any codes or instructions that may be or will be used to access, modify, delete or damage any data files or other computer programs used by the Distributor or any End-User;

14.2.4	the Company will, prior to delivery of the UK Core Software and any Releases, use the most comprehensive and up-to-date virus checker on such the UK Core Software and/or any Releases;

14.2.5	the UK Core Software and each and every Release shall meet the requirements of the Specification when installed and used in accordance with the Software Documentation;

14.2.6	none of the Software Materials or Releases supplied by the Company to the Distributor under this Agreement will when used by the Distributor in the Territory in accordance with the terms of this Agreement:

(a) place the Company in breach of any contractual obligations to any third party, or

(b) place the Distributor in breach of any proprietary rights or Intellectual Property Rights of any third party;

14.2.7	in the event that England ceases to use its national unit of currency and begins to use the Euro as its national unit of currency under European Monetary Union:

(i) the UK Core Software will continue to function effectively and in conformity with the Specification when installed and used in accordance with the Software Documentation;

(ii) the UK Core Software, as modified by any upgrades, will have the appropriate Euro symbol built into it and use of such symbol will not detrimentally affect the functioning of the UK Core Software.

14.3	In the event that the Company receives written notification from the Distributor of any breach of the warranties set out in Clauses 14.2, the Company shall as soon as reasonably possible and in any event within 30 days of the date of such notification and at its own expense use best endeavours to remedy the same. The Distributor shall reasonably cooperate with the Company, at no out-of-pocket cost to the Distributor, in remedying the alleged breach, including but not limited to providing reasonably sufficient information to the Company to enable it to isolate and correct any claimed non-compliance of the UK Core Software with the Specification.

14.4	The warranties in Clause 14.2 shall equally apply to the UK Core Software as it may be modified, enhanced or replaced by any Releases and shall thereafter continue to apply to the UK Core Software following the implementation of any such Releases.

14.5	The Distributor shall follow good practice and the reasonable guidance of the Company given from time to time on matters of house-keeping and shall engage in the regular taking of back-ups so as to minimise the risk of loss or failure from any fault in or failure of the UK Core Software.

14.6	Subject to the terms, conditions and limitations of this Agreement, the Company shall indemnify and at all times keep indemnified the Distributor against any and all claims, liabilities, costs, charges, losses and/or expenses (including without limitation reasonable legal expenses) (collectively and individually “Claims”) arising out of any of the warranties set out in Clauses 14.1 and 14.2 being breached or untrue at any time after the date of this Agreement and the Company shall further indemnify and at all times keep indemnified the Distributor against Claims made against the Distributor by End-Users or other third parties arising from Clause 14.2 (with the exception of any Claims made against the Distributor by End-Users or other third parties arising from Clause 14.2.6) being breached or untrue with respect to the UK Core Software or any Modifications which are supplied by the Distributor to End-Users in the Territory. Notwithstanding the foregoing, the Company shall not be liable nor shall it indemnify the Distributor against any Claims arising from the Distributor Software.

14.7	The Distributor hereby warrants, represents, and undertakes to the Company that:

14.7.1	the Distributor is a corporation duly organised, validly existing and in good standing under the laws of England and Wales and has full corporate power and authority to conduct its business as such business is now being conducted and to enter into this Agreement;

14.7.2	the Distributor has all necessary skill, care, resources, personnel, and expertise reasonably required to perform this Agreement;

14.7.3	the Distributor’s performance of this Agreement will not conflict with or violate any (a) provision of any law, rule or regulation to which Distributor is subject, or (b) instrument applicable to Distributor or binding upon its assets or properties;

14.7.4	any specifications that the Distributor provides to the Company for the purposes of the creation of the UK Core Software will not cause the Company to be in breach of any Intellectual Property Rights of any third party.

14.8	Subject to the terms, conditions, and limitations of this Agreement, the Distributor shall indemnify and hold the Company harmless from and against any and all Claims (including without limitation reasonable legal expenses) asserted against or incurred by the Company arising out of any of the representations and warranties set forth in Clause 14.7 being breached or untrue at any time this Agreement is in effect.

14.9	The Party seeking indemnity under this Agreement shall (a) as soon as reasonably practicable, notify the indemnifying Party in writing of any and all Claims as to which the indemnified Party has notice and claims a right of indemnity under this Agreement: (b) not make any admission as to liability or compromise or agree to any settlement of any such Claims, without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed; (c) (upon the indemnifying Party providing adequate security to the indemnified Party for the liability being indemnified) give the indemnifying Party the right to control and defence and settlement of such Claims, including the right to select counsel to defend against such Claims; and (d) provide the indemnifying Party, at the indemnifying Party’s expense, with all reasonable assistance in connection with the defence and settlement of such Claims.

14.10	The Company makes no warranty or representation not expressly set forth in this Agreement. To the maximum extent permitted by law, and except for the warranties expressly set forth herein, the Company disclaims any and all other warranties and conditions, whether express, implied, or statutory, including but not limited to implied warranties (if any) of merchantability, fitness for a particular purpose and satisfactory quality.

14.11	Neither Party shall be liable to the other Party for any indirect, consequential, punitive, exemplary, or other special damages including without limitation loss of profits, business data or opportunity, howsoever caused. Further, the parties’ liability under this Agreement shall be limited to direct, objectively measured damages. The limitations of liability contained in this Agreement shall apply (a) whether the liability arises in contract, tort (including negligence or breach of statutory duty), misrepresentation or otherwise); (b) notwithstanding any failure of essential purpose of any limited remedy provided herein; and (c) even if such party knows or has reasons to know of the possibility of such damages.

14.12	The Company shall not be liable nor shall it indemnify the Distributor against any Claims arising from: (1) any fault or defect in, or failure to operate of, any Distributor Software to the extent that the breach or liability would have been avoided but for such fault, defect or failure to operate; (2) any modification of the Software Materials or Releases except for Modifications made by the Company and delivered to the Distributor, to the extent that the breach or liability would have been avoided but for the modification(s); or (3) any use or distribution of the Software Materials or Releases that is not expressly authorised by this Agreement.

14.13	Subject to Clause 14.13, the aggregate liability of the Company to the Distributor under this Agreement shall not exceed the total of the amounts actually paid by the Distributor to the Company.

14.14	Save for the provisions of Clauses 14.11 and 14.12, nothing shall operate to limit in any way the financial liability of the Company to the Distributor for any claim which the Distributor may have under this Agreement against the Company as a result of or in connection with any claims by End Users and/or any Infringement Claim, as that term is defined at Clause 16.5 against the Distributor (any and each such claim an “End User or IP Claim”) PROVIDED THAT in the event of an End User or IP Claim the Distributor and the Company will comply with the provisions of Clause 14.9 as if the End User or IP Claim were a Claim.

14.15	Each of the Distributor and the Company covenants and agrees that it will not, directly or indirectly, solicit or endeavour to entice away from each other or hire any of its employees for the duration of this Agreement and for six (6) months thereafter.

15.	RIGHT OF FIRST REFUSAL

15.1	The Company shall not enter and shall procure that none of its Affiliates enters into any form of licence or distribution agreement pursuant to which the Company or such Affiliate shall licence or distribute rights in the Software to be used in any of the Restricted Territories unless and until the Company has given the Distributor the right to be the distributor or licensee of such rights in the relevant Restricted Territory in accordance with the provisions of this Clause 15.

15.2	In the event that the Company or any of its Affiliates proposes to enter into any form of licence or distribution agreement identified in Clause 15.1 the Company shall notify the Distributor of the existence of such proposal. In the event that the Distributor notifies the Company within 30 Business Days of the Distributor receiving notice from the Company pursuant to this Clause 15.2 that it wishes to be the distributor or licensee of the Software in the relevant Restricted Territory the Company shall grant the Distributor a period of not less than 30 days (but not exceeding 90 days from the Company’s original notification of the proposal to the Distributor) in which the Company and the Distributor acting in good faith, shall use their respective reasonable endeavours to negotiate and agree to a distribution agreement or licence for such Restricted Territory. If the Company and Distributor do not agree to any such license or distribution agreement within that time period, the Company and its Affiliates shall be free to enter into proposed licences or distribution agreements of the type identified in Clause 15.1 in the Restricted Territory, and the Company shall have no liability whatsoever to the Distributor in respect of the entry into such licence or distribution agreement.

15.3	The provisions of this Clause shall be binding on the Company and the Company shall procure that each of it Affiliates shall be bound by the terms of this Clause save that in respect of a Restricted Territory the provisions of this Clause shall not bind (a) the Company or any such Affiliate to the extent that such entity supplies the Software or rights in the Software directly to end-users in that Restricted Territory or (b) an Affiliate of the Company which after the date of this Agreement acquires the Company and that Affiliate already has a distributor for its software products in that Restricted Territory or supplies software products directly to consumers or end-users in such Relevant Territory.

16.	INTELLECTUAL PROPERTY RIGHTS

16.1	The Software Materials, all Source Materials relating to the Software, and the Intellectual Property Rights therein or relating thereto are and shall remain the exclusive property of the Company and all copies thereof in the Distributor’s possession, custody or control shall (to the extent that they are not exhausted by proper use) be returned to the Company or otherwise disposed of by the Distributor as the Company may from time to time direct.

16.2	The Distributor acknowledges that the Company is the owner of the Mark and the Distributor shall not:-

16.2.1	dispute or challenge, or encourage or assist any other person to dispute or challenge, the validity of the Mark, or the rights of the Company to the Mark; or

16.2.2	apply for or obtain registration of the Mark, or any other mark confusingly similar thereto, for any goods or services in any country.

16.3	The Distributor shall notify the Company as soon as reasonably practicable if the Distributor becomes aware of any unauthorised use of the Mark or any unauthorised access to, use, copying, or disclosure of the Software Materials or the Source Materials relating to the Software or any other breach of the Company’s Intellectual Property Rights therein or relating thereto and will assist the Company to defend the Company’s rights therein in accordance with and subject to Clause 16.8. Upon learning of such infringement, the Company shall have the right, but not the obligation, at its sole discretion and expense, to take such action as the Company considers necessary or appropriate to defend or enforce the Company’s Intellectual Property Rights, including, without limitation, legal action to suppress or eliminate any infringement or to settle any such dispute or action.

16.4	The Distributor shall not use, reproduce or deal in the Software Materials or the Source Materials relating to the Software or any copies thereof except as expressly permitted by this Agreement.

16.5	The Company undertakes to defend the Distributor from and against any claim or action that the possession, use, sub-licensing, development, modification or maintenance of the Software, the UK Core Software or any Releases (or any part thereof) or the Mark and/or the exercise by the Distributor in the Territory of any rights granted to it by the Company under this Agreement infringes the Intellectual Property Rights of a third party (“Infringement Claim”). The Company hereby undertakes to fully indemnify and hold harmless the Distributor from and against any losses, liabilities, damages, costs (including all legal fees) and expenses in any way suffered or incurred by or awarded against the Distributor as a result of or in connection with any such Infringement Claim (including without limitation all losses incurred by it or in connection with End-User Agreements).

16.6	The Distributor agrees that the requirements of Clause 14.10 shall apply to any claim for indemnification with respect to any Infringement Claim.

16.7	If any Infringement Claim is made, or in the Company’s reasonable opinion is likely to be made, against the Distributor, the Company may at its sole option and expense:

16.7.1	procure for the Distributor the right to continue using, developing, modifying or maintaining the UK Core Software (or any part thereof) in accordance with the terms of this Agreement;

16.7.2	modify the UK Core Software so that it ceases to be infringing; or

16.7.3	replace the UK Core Software with non-infringing software;

provided that if the Company modifies or replaces the UK Core Software, the modified or replacement UK Core Software must comply with the warranties contained in Clause 14.2 and the Specification and the Distributor shall have the same rights in respect thereof as it would have had under those clauses had the references to the date of this licence been references to the date on which such modification or replacement was made.

17.	CONFIDENTIALITY AND ANNOUNCEMENTS

17.1	The Distributor shall not use or divulge or communicate to any person (other than as permitted by this Agreement or with the written authority of the Company):
(a)	any of the Company’s Confidential Information which may come to the Distributor’s knowledge during the continuance of this Agreement;

(b)	the Software Materials or any information concerning the same;

(c)	the Source Materials relating to the Software; or

(d)	any of the terms of this Agreement
and the Distributor shall use all reasonable endeavours to prevent unauthorised access to and the unauthorised use, copying, publication or disclosure of any such information, materials or documents.

17.2	The Company shall not use or divulge or communicate to any person (other than with the written authority of the Distributor):
(a)	any of the Distributor’s Confidential Information which may come to the Company’s knowledge during the continuance of this Agreement; or

(b)	any of the terms of this Agreement
and the Company shall use all reasonable endeavours to prevent unauthorised access to and the unauthorised use, copying, publication or disclosure of any such information, materials or documents.

17.3	The Distributor and the Company shall ensure that their respective employees are made aware of and comply with the confidentiality and non-disclosure provisions contained in this Clause 17 and each of the Distributor and the Company shall indemnify the other against any loss or damage which the other may sustain or incur as a result of any breach of confidence by any of its employees.

17.4	If the Distributor or the Company becomes aware of any breach of confidence by any of its respective employees it shall promptly notify the other and give the other Party all reasonable assistance in connection with any proceedings which that Party may institute against any such employees.

17.5	The provisions of this Clause shall survive the termination of this Agreement, but the restrictions contained in Clauses 17.1 and 17.2 shall cease to apply to any information that (a) comes into the public domain otherwise than through unauthorised disclosure, in the case of Clause 17.1, by the Distributor or its employees or, in the case of Clause 17.2, by the Company or its employees; (b) is received by the Distributor or the Company (as the case may be) from a third party who does not breach a duty of confidence in disclosing it; (c) is developed independently by the receiving Party: or (d) is required to be disclosed by law, by any court of competent jurisdiction or any administrative or regulatory authority, provided that, where permitted by law, the Party required to disclose the information provides the other Party prior to written notice of the required disclosure.

17.6	The Parties shall issue a joint press announcement to announce the business relationship established by this Agreement and shall jointly participate in such press events as they may agree. Each Party may also issue its own press release subject to the prior approval of the other Party (such approval not to be unreasonably withheld or delayed).

18.	CUSTOMER ENQUIRIES

18.1	The Distributor shall promptly forward to the Company any enquiries it may receive for the Software from persons situated outside the Territory.

18.2	The Company shall refer to the Distributor any enquiry for the Software it may receive direct from a potential licensee situated in the Territory.

19.	LEGAL RELATIONSHIP

19.1	During the continuance of this Agreement the Distributor shall be entitled to use the title “SOLE UK DISTRIBUTOR OF THE ARKONA DEALER MANAGEMENT SYSTEM” and the Distributor shall only use such title (whether on the Distributor’s business stationery, advertising material, website or elsewhere) in accordance with the Mark Usage Requirements.

19.2	Nothing in this Agreement shall render either Party a partner, joint venturer, or agent of the other Party and neither Party shall (except as expressly permitted or contemplated by this Agreement) purport to undertake any obligation on the other Party’s behalf nor expose the other Party to any liability (except as expressly permitted or contemplated by this Agreement), pledge or purport to pledge the other Party’s credit.

20.	TERMINATION

20.1	Notwithstanding anything else contained herein, this Agreement may be terminated by either Party forthwith on giving notice in writing to the other if:
(i)	the other commits any material breach of any term of this Agreement and (in the case of a breach capable of being remedied) shall have failed, within 45 days if a software related breach or 30 days for any other breach after the receipt of a request in writing from the other Party so to do, to remedy the breach;

(ii)	either:

(a)	an order is made or a resolution is passed for the winding up of the other Party, or circumstances arise which entitle a court of competent jurisdiction to make a winding-up order in relation to the other Party; or

(b)	an order is made for the appointment of an administrator to manage the affairs, business and property of the other Party, or documents are filed with a court of competent jurisdiction for the appointment of an administrator of the other Party, or notice of an intention to appoint an administrator is given by the other Party or its directors; or

(c)	a receiver is appointed of any of the other Party’s assets or undertaking, or if circumstances arise which entitle a court of competent jurisdiction or a creditor to appoint a receiver or manager of the other Party, or if any other person takes possession of or sells the whole of, or a substantial part of, the other Party’s assets; or

(d)	the other Party makes any arrangement or composition with its creditors, or makes an application to a court of competent jurisdiction for the protection of its creditors in any way, or becomes bankrupt; or

(e)	the other Party ceases, or threatens to cease, to trade
and for the purposes of this Clause 20.1(ii), the Parties agree that any reference therein to an English legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term.

20.2	The Distributor shall not be entitled to any compensation or indemnity (whether for loss of distribution rights, goodwill or otherwise) as a result of the termination of this Agreement in accordance with its terms.

21.	EFFECT OF TERMINATION

On the termination of this Agreement:

21.1	all rights and obligations of the Parties under this Agreement shall automatically terminate except:
(a)	for such rights of action as shall have accrued prior to such termination and any obligations which expressly or by implication are intended to come into or continue in force on or after such termination; and

(b)	that the terms of this Agreement shall remain in full force and effect to the extent and for the period necessary to permit the Distributor properly to perform its continuing obligations under each End-User Agreement subsisting at the date of termination but for a period not to exceed twelve (12) months (and the Distributor’s obligations under sub-clauses 21.2, 21.3 and 21.4 below shall be deferred during such period as those continuing obligations subsist);

(c)	that the obligations of the Parties contained in the Service Level Agreement shall continue in respect of each End-User Agreement subsisting at the date of termination, but only a period not to exceed twelve (12) months.
21.2	the Distributor shall immediately eliminate from all its literature, business stationery, publications, websites, notices and advertisements all references to the title “SOLE UK DISTRIBUTOR OF THE ARKONA DEALER MANAGEMENT SYSTEM” and all other representations of the Distributor’s appointment hereunder and all references to the Mark.

21.3	the Distributor shall at its own expense forthwith return to the Company or otherwise dispose of as the Company may instruct all promotional materials and other documents and papers whatsoever sent to the Distributor and relating to the business of the Company (other than correspondence between the Parties), all property of the Company, and all copies of the Software Materials and the Source Materials relating to the Software, being in each case in the Distributor’s possession or under its control.

21.4	subject to the continued operation of Clause 21.1, the Distributor shall cause the UK Core Software to be erased from all computers of or under the control of the Distributor and shall certify to the Company that the same has been done.

21.5	each End-User Agreement then subsisting shall continue in effect and shall survive the termination of this Agreement.

22.	ASSIGNMENT

Neither the Company nor the Distributor may assign or transfer all or any part of its respective rights or obligations under this Agreement, save that either Party may assign the benefits of this Agreement to (i) an Affiliate whose financial condition is no less favourable than that of the assigning Party or (ii) any other entity with the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

23.	WAIVER

No forbearance or delay by either Party in enforcing its rights shall prejudice or restrict the rights of that Party, and no waiver of any such rights or of any breach of any contractual terms shall be deemed to be a waiver of any other right or of any later breach.

24.	SEVERABILITY

If any provision of this Agreement is judged to be illegal or unenforceable, the continuation in full force and effect of the remainder of the provisions shall not be prejudiced.

25.	AMENDMENTS

Any amendment, waiver or variation of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this licence and signed by or on behalf of each of the Parties.

26.	THIRD PARTY RIGHTS

No term of this Agreement is intended to confer a benefit on, or to be enforceable by, any person who is not a party to this Agreement save for the successors in title to and the permitted assigns of the Parties, including without limitation End-Users.

27.	NOTICES

27.1	Any notice given under this Agreement shall be in writing and signed by or on behalf of the Party giving it and shall be served by (a) delivering it personally to an officer of the Party or (b) by e-mail and fax containing a copy (if by e-mail, in .pdf format) of the document duly signed by the appropriate representative of the Party (to be confirmed by a signed version of the notice being sent by the notifying Party by airmail) giving notice to the address and for the attention of the relevant party set out in Clause 28.2 (or as otherwise notified by that Party under this Agreement). Any such notice shall be deemed to have been received (a) if delivered personally, at the time of delivery, and (b) in the case of air mail, email and fax, at the moment of transmission of fax or the email, whichever the earlier.

27.2	The addresses and fax numbers of the Parties for the purposes of Clause 27.1 are:

Arkona Inc

Address: As stated above

For the attention of: Alan Rudd

email: alan.rudd@arkona.com

Fax number: 001 801 501 0701

MCL Group Limited

Address: As stated above

For the attention of: Peter Varney

email: pvarney@mclgroup.co.uk

Fax number: 0044 01892 544882

or such other address, email address or fax number as may be notified in writing from time to time by the relevant Party to the other Parties for the purposes of this Clause.

27.3	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in Clause 27.2 (or as otherwise notified by that Party under this Agreement) and delivered to that address and that the notice was transmitted by fax to the fax number and transmitted by email to the email address of the relevant Party set out in Clause 27.2 (or as otherwise notified by that Party under this Agreement).

28.	ENTIRE AGREEMENT

This Agreement (together with the specification referred to at Part A of Appendix B) contains the whole agreement between the Parties relating to the subject matter hereof and supersede all prior agreements, arrangements and understandings between the Parties relating to that subject matter.

29.	GOVERNING LAW AND JURISDICTION

29.1	This Agreement shall be governed by and construed in accordance with the laws of England.

29.2	The Parties submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement.

29.3	Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

29.4	The Company irrevocably appoints Finers Stephens Innocent LLP of 176 Great Portland Street, London W1W 5LS (fax: +44 (0) 207 560 7069 Att: Robert Lands) as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Company).

APPENDIX A
Escrow Agreement
SEE ESCROW AGREEMENT AND BENEFICIARY REGISTRATION FORM
ATTACHED AND INCORPORATED HEREIN AS PART OF THIS
APPENDIX A
[REMAINDER OF PAGE INTENTIONALLY BLANK]

APPENDIX B
Specification
Part A:
The Specification for the Software is the specification for the Aberdeen version of the Software, as publicly available to the Company’s customers on the Arkona Application Solution Provider (ASP) server hosted by MCI at its hosting facility in Salt Lake City Utah USA, as of 15 June 2006.
Part B: List of Arkona changes
1. File Changes
•	Zip Code (from 9 numeric to Alpha/Numeric)
•	Phone Number (from 10 numeric to 12 numeric)
•	National Insurance Number (9 Alpha/Numeric from 9 numeric social security #)
2. File Additions
•	Country Code
•	CO2 Emissions
•	Immobilizer Detail
•	Cherished Number Plate
3. User Interface Issues
•	Country to Print
•	Date Format (mm/dd/yy to dd/mm/yy)
•	Dollars to Pounds
•	Vocabulary
4. Vocabulary
•	First Name — Forename
•	Last Name — Surname
•	Labor — Labour
•	Color — Colour
•	Center — Centre
•	Hood — Bonnet
•	Tires — Tyres
•	Favorite — Favourite
•	Check — Cheque
•	Gas — Petrol
•	VIN — Chasis (if needed)
•	License — Licence
•	Any other specific non-UK vocabulary.

5. Business Rules Application Changes
•	Sales Tax — VAT
•	VAT Basis
•	Tariff Codes
•	Fees — Road Find License
•	Fees Based Off of CO2 Emissions
6. Sales Type
•	New
•	Hire
•	Lease Purchase
•	Contract Hire
•	Finance Lease

APPENDIX C
Schedule of Payments
1.	In accordance with Clause 7.1 of the Agreement the Distributor agrees to pay the Company:-

1.1	the US$ Equivalent of the sum of £[***] on execution by both Parties of this Agreement;

1.2	the US$ Equivalent of the sum of £[***] upon the date 5 Business Days following the Acceptance Date;

1.3	the US$ Equivalent of each of the Revenue Share Fees as determined and paid in accordance with Paragraphs 2 and 3 below.

2.	The Revenue Share Fee shall be calculated as follows:

2.1	each Revenue Share Fee shall be the aggregate of all End User Share Fees paid in the Quarterly Period to which the Revenue Share Fee relates;

2.2	the End User Share Fees shall, with regard to each End User, be calculated as follows:
2.2.1	where the product (the “Product”) of the multiplication of that End User’s Licence Fees Revenue with the Relevant Percentage is greater than £[***], the End User Share Fees are a quarter of the Product;

2.2.2	where the Product is less than £[***], the End User Share Fees is £[***];
2.3	for the purposes of this Paragraph 2, the Relevant Percentage is:
2.3.1	[***]% in 2006, 2007 and 2008;

2.3.2	[***]% in 2009;

2.3.3	[***]% in 2010; and

2.3.4	[***]% in 2011 and all subsequent years
PROVIDED THAT where in any Year prior to 2010 the total Revenue Share Fees payable for that Year in accordance with this Paragraph exceed the US$ Equivalent of the sum of £[***], the Distributor shall only pay the Company the US$ Equivalent of the sum of £[***] as the total Revenue Share Fees due for that Year; and in the Years 2010 and 2011 the said figure of £[***] shall be deemed to be £[***].
3.	Each Revenue Share Fee shall be paid within 30 days of the end of the relevant Quarterly Period to which such Revenue Share Fee relates.

APPENDIX D
Service Level Agreement
1. Distributor Support Obligations. Distributor agrees to be primarily responsible for providing all initial technical support to its End User customers pertaining to the UK Core Software. Distributor shall maintain a standard of expertise that enables Distributor to train End Users and to resolve End User technical questions and issues pertaining to the UK Core Software, through its UK-based support center.
2. Company Coverage. Company agrees to provide secondary technical support for the UK Core Software directly to Distributor at its single Site, in Tunbridge Wells, Kent, England (“Support Services”). Distributor will escalate technical issues to the Company only after Distributor has exhausted all reasonable avenues of solving Errors or End User issues with the UK Core Software. Only designated Distributor employees may contact Company regarding Support Services. Company shall respond to all Distributor requests for Support Services within four (4) Support Hours.
3. Priority Level of Errors. When reporting an Error, Distributor shall provide Company with Distributor’s categorization of the Priority of the Error. Company and Distributor shall jointly and reasonably determine the Priority level of the Error and Company will respond in accordance with the following protocols:
Priority A:
(1) Company shall assign senior specialists to correct the Error; (2) provide Distributor with a status progress at least every 24 hours; and (3) immediately commence to provide a Workaround or a Fix that is reasonable according to industry standards with the goal of having a Fix or Workaround within two Business Days after receipt of output or other documentation of the Error. If the Error was generated from Distributor Software, improper End User use, third party products, or environmental factors, then Company reserves the right to ask Distributor to pay Company a reasonable fee in connection with identifying and/or correcting such Error, together with out-of pocket expenses.
Priority B:
(1) Company shall assign a specialist to commence correction of the Error; and (2) provide escalation procedures as reasonably determined by Company support staff. It is intended that 60% of Priority B Errors will be fixed within three (3) Business Days.
Priority C:
Company shall include the Fix for the Error in the next major Software release.
4. Telephone Support. During United States Business Days, Company agrees to provide staffed telephone Support Services between the hours of 0600 & 1900, Mountain Time (“Support Hours”). For Priority A Errors that occur outside Support Hours (except

Sunday), Company shall have a technician on call to respond to Distributor’s need for assistance.
5. Definitions. Unless otherwise defined herein or in the UK Distribution Agreement, capitalized terms used herein shall have the same meaning as set forth in this Appendix D.
“Error” means a malfunction in the UK Core Software which degrades the use of the UK Core Software, or a failure of the UK Core Software or an omission, defect or deficiency in the UK Core Software, causing it not to conform to the Software Materials.
“Fix” means the repair or replacement of source or object or executable code versions of the UK Core Software to remedy an Error.
“Priority A” means an Error that: (1) renders the UK Core Software inoperative; or (2) causes the UK Core Software to fail catastrophically; or (3) causes the UK Core Software to perform an unpredictable result.
“Priority B” means an Error that affects performance of the UK Core Software, but does not prohibit use of the UK Core Software.
“Priority C” means an Error that causes only a minor impact of the use of the UK Core Software.
“Workaround” means a temporary change in the procedures followed or data supplied to avoid an Error without significantly impairing performance of the UK Core Software.

APPENDIX E
MARK USAGE REQUIREMENTS
SEE PAGES 1-11 OF ARKONA LOGO GUIDELINES ATTACHED AND
INCORPOARTED AS PART OF THIS
APPENDIX E
[REMAINDER OF PAGE INTENTIONALLY BLANK]

APPENDIX F
END USER AGREEMENT PROVISIONS
1.	WARRANTIES

In each End-User Agreement the Distributor will warrant to the End-User that:

1.1	with effect from the date that the UK Core Software licensed to the End-User is accepted by the End-User in accordance with the terms of the End-User Agreement, such UK Core Software will function in accordance with its specification;

1.2	the UK Core Software is, as delivered by the Distributor to the End-User, free from all viruses and other malware, including but not limited to any codes or instructions that may be or will be used to access, modify, delete or damage any data files or other computer programs used by the End-User.

2.	LIMITATION OF LIABILITY

In each End-User Agreement the Distributor will limit its liability to provide that (with the exception of the Distributor’s liability for death or personal injury caused by the Distributor’s negligence, or for the Distributor’s fraud or fraudulent misrepresentation, which liability shall not be excluded or limited in any way), the Distributor’s liability to the End-User in respect of the Software and/or the UK Core Software shall be limited as follows:

2.1	the Distributor shall not be liable for any loss of profits, loss of business, loss of data, depletion of goodwill and/or similar losses or pure economic loss, or for any special, indirect, punitive or consequential losses, costs, damages, charges or expenses howsoever arising; and

2.2	the Distributor’s total aggregate liability in contract, tort (including negligence or breach of statutory duty), misrepresentation, restitution or otherwise, arising in connection with the performance of the End-User Agreement shall not exceed the total of the amounts actually paid by the End-User to the Distributor.

THIS UK DISTRIBUTION AGREEMENT IS ENTERED INTO AS OF THE 20TH OF JUNE, 2006.

EXECUTED for and on behalf of ARKONA INC. by

Alan Rudd
Chairman & Chief Executive Officer

EXECUTED for and on behalf of MCL GROUP LIMITED by

Ichiro Shibata
Chairman & Chief Executive

DATE 20 JUNE 2006
(1) ARKONA INC
(2) MCL GROUP LIMITED

UK DISTRIBUTION AGREEMENT

TROWERS & HAMLINS
Sceptre Court
40 Tower Hill
London EC3N 4DX

ARKONA DISTRIBUTION AGREEMENT

1.	DEFINITIONS AND INTERPRETATION	1
2.	APPOINTMENT	7
3.	LICENCES	7
4.	ENHANCEMENTS	9
5.	MAINTENANCE SERVICES	10
6.	DURATION	11
7.	PAYMENTS	12
8.	CUSTOMISED VERSION	13
9.	ACCEPTANCE TESTS	13
10.	END-USER AGREEMENTS	16
11.	TRAINING	17
12.	DISTRIBUTOR’S OBLIGATIONS	18
13.	COMPANY’S OBLIGATIONS	19
14.	WARRANTIES AND INDEMNITIES	20
15.	RIGHT OF FIRST REFUSAL	24
16.	INTELLECTUAL PROPERTY RIGHTS	24
17.	CONFIDENTIALITY AND ANNOUNCEMENTS	26
18.	CUSTOMER ENQUIRIES	27
19.	LEGAL RELATIONSHIP	27
20.	TERMINATION	28
21.	EFFECT OF TERMINATION	29
22.	ASSIGNMENT	30
23.	WAIVER	30
24.	SEVERABILITY	30
25.	AMENDMENTS	30
26.	THIRD PARTY RIGHTS	30
27.	NOTICES	30
28.	ENTIRE AGREEMENT	31
29.	GOVERNING LAW AND JURISDICTION	31
APPENDIX A SOFTWARE ESCROW AGREEMENT		33
APPENDIX B LIST OF ARKONA CHANGES		34
APPENDIX C SCHEDULE OF PAYMENTS		36
SCHEDULE OF PAYMENTS		36
APPENDIX D SERVICE LEVEL AGREEMENT		37

SIGNATURES		40